Exhibit 99.1

News Release

Federal Home Loan Bank of San Francisco Announces Second Quarter Operating Results

San Francisco, August 7, 2009 - The Federal Home Loan Bank of San Francisco today announced its operating results for the second quarter of 2009. These results have been prepared from unaudited financial information. Net income for the second quarter of 2009 was $303 million, compared with net income of $223 million for the second quarter of 2008. The increase primarily reflected net gains associated with derivatives, hedged items, and financial instruments carried at fair value, partially offset by other-than-temporary impairment (OTTI) losses on certain mortgage-backed securities (MBS) in the Bank's held-to-maturity portfolio.

Net interest income for the second quarter of 2009 was $484 million, compared with net interest income of $338 million for the second quarter of 2008. Most of the increase in net interest income was related to economically hedged assets and liabilities and was offset by net interest expense on derivative instruments used in economic hedges (reflected in other income), which totaled $140 million for the second quarter of 2009, compared to $4 million for the second quarter of 2008.

Other income for the second quarter of 2009 was a net loss of $39 million, compared to a net loss of $10 million for the second quarter of 2008. In addition to the increase in net interest expense on derivative instruments used in economic hedges, the decrease in other income reflected a credit impairment charge of $88 million for the quarter related to certain non-agency MBS.

Ongoing weakness in housing markets and housing prices, and the expectation that this weakness will persist for at least the near term based on current observations of the regional and national economies, continued to affect the current and projected credit quality of the loan collateral underlying certain MBS in the Bank's held-to-maturity portfolio. Changes in the external environment also led the Bank to assume more moderate rates of housing price recovery in the cash flow models used to analyze these MBS as of June 30, 2009. All of these factors contributed to higher projected loss rates on the collateral supporting some of the Bank's non-agency MBS, which required the Bank to write down the securities to fair value. The credit component of the other-than-temporary impairment on these securities was $88 million and was reflected as a charge to other income on the Bank's income statement. The remaining amount of the impairment on these securities-the non-credit-related component-was $1.2 billion and was recognized in other comprehensive income. The continuing severe lack of liquidity in the MBS market adversely affected the valuation of these MBS. The amount of the non-credit-related impairment for each security will be accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected.

The losses in other income were partially offset by a net gain of $186 million associated with derivatives, hedged items, and financial instruments carried at fair value for the second quarter of 2009, compared to a net loss of $7 million for the second quarter of 2008. The large difference between the amount of the net gain and net loss in these periods was primarily driven by changes in overall interest rate spreads and an increase in swaption volatilities. In general, net gains or losses on these financial instruments are primarily a matter of timing and will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates.

During the first six months of 2009, total assets decreased $82.3 billion, or 26%, to $238.9 billion from $321.2 billion at December 31, 2008. Advances decreased $61.0 billion, or 26%, to $174.7 billion at June 30, 2009, from $235.7 billion at December 31, 2008. Members decreased their use of Bank advances during the first six months of 2009 for a variety of reasons, including increases in core deposits, reduced lending activity, the use of Troubled Asset Relief Program funds, active Temporary Liquidity Guarantee Program issuances, access to the Federal Reserve Bank discount window, and reductions in the borrowing capacity of collateral pledged to the Bank.

As of June 30, 2009, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total regulatory capital-to-assets ratio was 6.11%, exceeding the 4.00% requirement, and its risk-based capital was $14.6 billion, exceeding its $8.2 billion requirement.

On July 30, 2009, the Bank's Board of Directors declared a cash dividend for the second quarter of 2009 at an annualized dividend rate of 0.84%. The Bank will pay the dividend in cash rather than stock form to comply with Federal Housing Finance Agency rules, which do not permit the Bank to pay dividends in the form of capital stock if the Bank's excess capital stock exceeds 1% of its total assets. As of June 30, 2009, the Bank's excess capital stock totaled $4.6 billion, or 2% of total assets. The Bank expects to pay the dividend, which will total $28 million, on or about August 14, 2009.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	June 30, 2009	Dec. 31, 2008	Percent Change
Total Assets[1]	$238,924	$321,244	(26)%
Advances	174,732	235,664	(26)
Held-to-Maturity Securities[2]	42,241	51,205	(18)
Federal Funds Sold	16,658	9,431	77
Consolidated Obligations:
Bonds	176,200	213,114	(17)
Discount Notes	49,009	91,819	(47)
Mandatorily Redeemable Capital Stock[3]	3,165	3,747	(16)
Capital Stock - Class B - Putable[3]	10,253	9,616	7
Retained Earnings	1,172	176	566
Accumulated Other Comprehensive Income/(Loss)	(2,717)	(7)	--
Total Capital[3]	8,708	9,785	(11)
Three Months Ended	Six Months Ended
Operating Results	June 30, 2009	June 30, 2008	Percent Change	June 30, 2009	June 30, 2008	Percent Change
Net Interest Income	$484	$338	43%	$918	$570	61%
Provision for Credit Losses
on Mortgage Loans	1	--	--	1	--	--
Other (Loss)/Income	(39)	(10)	290	(275)	110	(350)
Other Expense	31	24	29	62	49	27
Assessments	110	81	36	154	168	(8)
Net Income	$303	$223	36%	$426	$463	(8)%

Other Data
Net Interest Margin[4]	0.77%	0.42%	83%	0.68%	0.35%	94%
Operating Expenses as a
Percent of Average Assets	0.04	0.02	100	0.04	0.02	100
Return on Assets	0.47	0.27	74	0.31	0.28	11
Return on Equity	12.49	6.37	96	8.68	6.65	31
Annualized Dividend Rate[5]	0.84	6.19	(86)	0.42	5.96	(93)
Dividend Payout Ratio[5,6]	7.08	93.69	(92)	5.04	86.22	(94)
Capital to Assets Ratio[1,7]	6.11	4.34	41	6.11	4.34	41
Duration Gap (in months)[8]	2	3	(33)	2	3	(33)

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.
2     During 2008, on a retrospective basis, the Bank reclassified its investments in certain negotiable held-to-maturity certificates of deposit from "interest-bearing deposits in banks" to "held-to-maturity securities."
3     During 2008, several members merged with nonmember institutions or were placed into receivership, including two large members, IndyMac Bank, F.S.B., and Washington Mutual Bank. In accordance with SFAS 150, the Bank reclassified the capital stock of these institutions from Class B capital stock to mandatorily redeemable capital stock (a liability). During the first quarter of 2009, the Bank allowed two members to acquire mandatorily redeemable capital stock held by nonmembers, and that stock is no longer classified as mandatorily redeemable capital stock. In addition to Class B capital stock, total capital includes retained earnings totaling $1.2 billion and accumulated other comprehensive loss totaling $2.7 billion, which primarily consists of the other-than-temporary impairment related to non-credit factors on certain non-agency MBS.
4     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
5     On July 30, 2009, the Bank's Board of Directors declared a cash dividend for the second quarter of 2009 at an annualized dividend rate of 0.84%. The Bank will record and pay the second quarter dividend during the third quarter.
6     This ratio is calculated as dividends per share divided by net income per share.
7     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income.
8     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)
	June 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008
Selected Balance Sheet Items at Period End
Total Assets1	$238,924	$270,287	$321,244	$341,429	$328,474
Advances	174,732	203,904	235,664	263,045	246,008
Held-to-Maturity Securities2	42,241	47,183	51,205	53,830	60,484
Federal Funds Sold	16,658	12,384	9,431	16,360	16,052
Consolidated Obligations:
Bonds	176,200	189,382	213,114	235,290	233,510
Discount Notes	49,009	66,239	91,819	87,455	77,753
Mandatorily Redeemable
Capital Stock3	3,165	3,145	3,747	3,898	189
Capital Stock - Class B -
Putable3	10,253	10,238	9,616	10,614	13,763
Retained Earnings	1,172	869	176	280	306
Accumulated Other
Comprehensive Income/(Loss)	(2,717)	(1,615)	(7)	(2)	(3)
Total Capital3	8,708	9,492	9,785	10,892	14,066

Quarterly Operating Results
Net Interest Income	$484	$434	$468	$393	$338
Provision for Credit Losses
on Mortgage Loans	1	--	--	--	--
Other (Loss)/Income	(39)	(236)	(575)	(225)	(10)
Other Expense	31	31	34	29	24
Assessments	110	44	(38)	38	81
Net Income	$303	$123	$(103)	$101	$223

Other Data
Net Interest Margin4	0.77%	0.60%	0.58%	0.48%	0.42%
Operating Expenses as a
Percent of Average Assets	0.04	0.03	0.04	0.03	0.02
Return on Assets	0.47	0.17	(0.13)	0.12	0.27
Return on Equity	12.49	4.95	(3.99)	2.96	6.37
Annualized Dividend Rate5	0.84	--	--	3.85	6.19
Dividend Payout Ratio5, 6	7.08	--	--	125.29	93.69
Capital to Assets Ratio1, 7	6.11	5.27	4.21	4.33	4.34
Duration Gap (in months)8	2	4	3	2	3

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.
2     During 2008, on a retrospective basis, the Bank reclassified its investments in certain negotiable held-to-maturity certificates of deposit from "interest-bearing deposits in banks" to "held-to-maturity securities."
3     During 2008, several members merged with nonmember institutions or were placed into receivership, including two large members, IndyMac Bank, F.S.B., and Washington Mutual Bank. In accordance with SFAS 150, the Bank reclassified the capital stock of these institutions from Class B capital stock to mandatorily redeemable capital stock (a liability). During the first quarter of 2009, the Bank allowed two members to acquire mandatorily redeemable capital stock held by nonmembers, and that stock is no longer classified as mandatorily redeemable capital stock. In addition to Class B capital stock, total capital includes retained earnings totaling $1.2 billion and accumulated other comprehensive loss totaling $2.7 billion, which primarily consists of the other-than-temporary impairment related to non-credit factors on certain non-agency MBS.
4     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
5     On July 30, 2009, the Bank's Board of Directors declared a cash dividend for the second quarter of 2009 at an annualized dividend rate of 0.84%. The Bank will record and pay the second quarter dividend during the third quarter.
6     This ratio is calculated as dividends per share divided by net income per share.
7     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income.
8     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and other-than-temporary impairment charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" and "expected" or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 91, SFAS 115, SFAS 133, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com